Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

Takung Art Co., Ltd.

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Takung Art Co., Ltd. on Form S-3 of our report dated March 31, 2021, with respect to our audit of the consolidated financial statements of Takung Art Co., Ltd. as of December 31, 2020, which report was included in the Annual Report on Form 10-K of Takung Art Co., Ltd. for the year ended December 31, 2020. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

September 3, 2021